UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2024

Date of Report (Date of earliest event reported)

BODY AND MIND INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55940	98-1319227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 – 1095 West Pender Street Vancouver, British Columbia, Canada	V6E 2M6
(Address of principal executive offices)	(Zip Code)

(800) 361-6312

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

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SECTION 7 – REGULATION FD

Item 7.01 Regulation FD Disclosure

On February 1, 2024, Body and Mind Inc. (the “Company” or “BaM”) issued a news release to to announce updates on its dispensary development schedules and the divestment of the Company’s cultivation and processing operations in Nevada, which is owned through the Company’s wholly-owned subsidiary, DEP Nevada, Inc. (“DEP”).

“We are excited to be moving efficiently on our Illinois and New Jersey dispensary construction projects and look forward to having these operations open in the first half of 2024,” stated Michael Mills, CEO of Body and Mind. “As we continue to focus on prioritizing our new operations in the Illinois and New Jersey markets, we have executed definitive documents to divest our Nevada cultivation and processing assets to a third party. This is a continuation of our strategy of prioritizing our operational focus on what we believe are our highest returning projects.”

The Nevada cultivation and production divestment is by way of a membership interest purchase agreement that has been entered into between DEP and Vegas Brazil LLC (the “Buyer”) on January 31, 2024, whereby DEP shall sell all of the issued and outstanding membership interests (the “Interests”) in Nevada Medical Group, LLC to the Buyer. The purchase price for the Interests to be paid by the Buyer to DEP is $2 million, which consists of: (i) a cash deposit of $250,000 which has already been paid; (ii) $750,000 in cash to be paid within six months of receipt of regulatory approval by the Nevada Cannabis Compliance Board (the “Regulatory Approval”), which cash payment will be covered by a personal guarantee of an affiliate of the Buyer; and (iii) a secured promissory note in the amount of $1,000,000 (the “Note”) to be delivered by the Buyer to DEP on the closing date, and which Note will be personally guaranteed by an affiliate of the Buyer. The purchase price is subject to a working capital adjustment, whereby the purchase price will be increased or decreased by the amount the working capital exceeds or falls short of the target working capital amount, respectively. The Note shall bear interest at the applicable federal rate as of the closing date and the Note will be paid in six (6) equal monthly payments with the first payment occurring on the seven month anniversary of the closing date. Closing shall occur no later than fifteen (15) calendar days following receipt of Regulatory Approval and satisfaction or waiver, if applicable, of all closing conditions, or in such other manner or at such other time or date as the parties may mutually agree in writing. The buyer has agreed to assume all operational costs during the transition period as well as assumption of long-term leases.

“Our cultivation and production teams in Nevada have been producing quality craft cannabis since the Nevada market opened for legal medical cannabis and I’m proud of what we built,” stated Trip Hoffman, COO of Body and Mind. “We are excited to focus our attention on a smaller subset of opportunities and continue to look for new opportunities that map to our more disciplined growth plans.”

New Jersey Update

The Lawrenceville Township, New Jersey dispensary construction is advancing with demolition complete and final building plans approved. Building permits are expected soon and the tenant improvement will begin thereafter for the renovation of the existing 4,100 square foot project. The dispensary is being designed for high volume sales with a focus on retail efficiency, easy access off Route 1 and over 150 parking spaces.

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Illinois Update

Construction at the Lynwood, Illinois dispensary is moving quickly with all exterior work completed on the building. Electrical, mechanical and infrastructure is completed with the interior of the building expected to be fully completed around March 1st. “We are excited to be nearing the opening of this dispensary and anticipate strong performance based on the ongoing improvements of our Markham store and this new store’s close proximity to Indiana,” stated Trip Hoffman, COO of Body and Mind.

Share Issuance under Strategic Advisory Agreement

Pursuant to a Strategic Advisory Services Agreement entered into between the Company and Bengal Impact Partners, LLC (“Bengal”), dated January 6, 2023 (the “Advisory Agreement”), whereby Bengal provides strategic advisory and other services to the Company, the Company intends to issue 2,700,393 shares to Bengal as partial payment for advisory services provided up to January 6, 2024, as the Advisory Agreement provides that a certain portion of the annual fee may be paid in cash or equity at the Company’s discretion.

The shares to be issued to Bengal have not been registered under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws, and will be issued pursuant to an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws. Such shares will be issued as “restricted securities” as defined in Rule 144(a)(3) under the U.S. Securities Act and will also be subject to a four month and a day hold period from the date of issuance under applicable Canadian securities laws.

A copy of the news release is attached as Exhibit 99.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

99.1	News Release dated February 1, 2024

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BODY AND MIND INC.

DATE: February 1, 2024	By:	/s/ Michael Mills
Michael Mills
President, CEO and Director

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